Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-210284

Final Term Sheet

Scorpio Tankers Inc.

$200,000,000

50,000,000 Shares of Common Stock

Issuer:	Scorpio Tankers Inc.

Symbol:	STNG (NYSE)

Size:	$200,000,000

Shares offered:	50,000,000 shares of common stock

Underwriters over-allotment option:	7,500,000 shares of common stock

Price to public:	$4.00 per share

Trade date:	May 24, 2017

Closing date:	May 30, 2017

Directed Allocation:	An aggregate of 5,000,000 shares will be allocated, at the direction of the Company, to Scorpio Services Holding Limited, an entity affiliated with Scorpio Tankers Inc., subject to a customary underwriters lockup agreement.

CUSIP No.:	Y7542C106

Book-Running Manager:	Morgan Stanley & Co. LLC

Co Manager:	Clarksons Platou Securities, Inc. Evercore L.L.C. Pareto Securities Inc. Seaport Global Securities, LLC ABN AMRO Securities (USA) LLC

THE ISSUER HAS FILED A REGISTRATION STATEMENT INCLUDING A PROSPECTUS AND A PROSPECTUS SUPPLEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS AND PROSPECTUS SUPPLEMENT IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE

INFORMATION ABOUT THE ISSUER AND THE OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IF YOU REQUEST THEM.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THE EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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